Exhibit 99(h)(ii)

AGREEMENT

For

ADMINISTRATIVE SERVICES

AGREEMENT FOR ADMINISTRATIVE SERVICES, dated as of September 1, 2024 (this “Agreement”), by and between the Hawaiian Tax Free Trust, a Massachusetts business trust having its principal office and place of business in Honolulu, Hawaii (“Investment Company” or “Fund”), on behalf of the Investment Company, and the Bank of Hawaii, a Hawaii corporation with its principal place of business in Honolulu, Hawaii, (“BOH”).

WHEREAS, Investment Company is registered as an open-end management investment company under Investment Company Act of 1940, as amended (the “1940 Act”), with duly authorized and issued shares of beneficial interest (“Shares”); and

WHEREAS, Investment Company desires to appoint BOH to provide it with certain Administrative Services (hereinafter defined) in conjunction with one or more co-administrators, and BOH desires to accept such appointment; and

WHEREAS, as of the date of this Agreement, the Investment Company has appointed Bank of New York Mellon as administrator.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby. the parties hereto agree as follows;

Article 1. Appointment.

Investment Company hereby appoints BOH to provide the services enumerated herein based on the terms and conditions set forth in this Agreement. BOH hereby accepts such appointment and agrees to furnish the services set forth in Article 2 of this Agreement in return for the compensation set forth in Article 6 of this Agreement.

Article 2. BOH’s Duties.

Subject to the supervision and control of the Board of Trustees of investment Company (the “Board”), BOH will provide facilities, equipment, and personnel to carry out the services listed on Schedule A to this Agreement.

The services listed on Schedule A, along with any additional services that BOH shall agree in writing to perform for Investment Company hereunder, shall hereafter be referred to as “Administrative Services.”

The Administrative Services performed by BOH under this Agreement shall at all times conform to, and be in accordance with, any requirements imposed by (a) the 1940 Act, (b) any other applicable laws, rules and regulations, (c) the Declaration of Trust and By-Laws of the Investment Company, as amended and in effect from time to time, (d) any policies and determinations of the Board of Trustees of the Investment Company, and (e) the investment objective, policies and restrictions of the Investment Company, as set forth in the Investment Company’s current prospectus and statement of additional information. BOH assumes no responsibility under this Agreement for the provision of investment advice to the Investment Company or the reinvestment of the Investment Company’s assets.

Article 3. Records.

BOH shall create and maintain all necessary books and records required by Section 3l(a) of Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it. Where applicable, such records shall be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to Investment Company which are in the possession of BOH shall be the property of Investment Company Investment Company, or Investment Company’s authorized representatives, shall have access to such books and records at all times during BOH’s normal business hours. Upon the reasonable request of Investment Company, copies of any such books and records shall be provided promptly by BOH to Investment Company or Investment Company’s authorized representatives.

Article 3A. Privacy.

(a) Investment Company and BOH acknowledge that Investment Company may disclose “nonpublic personal information” as such term is defined in Regulation S-P, as amended, of investment Company shareholders and “customers” (as such term is defined in Regulation S-P)(such non-public personal information, “shareholder NPI”) to BOH as agent of Investment Company and solely in furtherance of fulfilling BOH’s contractual obligations under this Agreement in the ordinary course of business to support Investment Company and its shareholders.

(b) BOH agrees to use and re-disclose shareholder NPI only for the limited purpose of fulfilling its duties and obligations under this Agreement, for law enforcement and miscellaneous purposes as permitted in 17CFR §§ 248. l5, or in connection with joint marketing arrangements that Investment Company may establish with BOH in accordance with the limited exception set forth in 17 CFR §248.13.

(c) BOH further represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented. and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to: (i) ensure the security and confidentiality of fund customer records and shareholder NPI; (ii) protect against any anticipated threats or hazards to the security or integrity of Fund customer records and shareholder NPI; and (iii) protect against unauthorized access to or use of Fund customer records or shareholder NPI that could result in substantial harm or inconvenience to any Fund customer or shareholder.

(d) BOH may re-disclose shareholder NPI covered by 17 CFR §248.13 only to. (i) Investment Company and affiliated persons of Investment Company (“Fund Affiliates”); (b) affiliated persons of BOH (“BOH Affiliates”) (which in tum may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with BOH or Investment Company (“Nonaffiliated Third Party”) under the service and processing (17 CFR §248.14) or miscellaneous (17 CFR §248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which BOH received the information in the first instance, and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (17 CFR §248.13), provided BOH enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which Investment Company disclosed the information in the first instance.

(e) BOH may re-disclose shareholder NPI covered by 17 CFR §248.14 and §248.15 to. (a) Investment Company and Fund Affiliates;(b) BOH Affiliates (which in tum may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Fund might lawfully have disclosed NPI directly.

(f) BOH is obligated to maintain beyond the termination date of this Agreement the confidentiality of any shareholder NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and agrees that this Section 3A shall survive such termination.

Article 4. Duties of the Fund.

The Fund assumes full responsibility for the preparation, contents and distribution of its own offering document and for complying with all applicable requirements the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction. The Fund will provide, or cause its service providers and agents to provide, BOH with information and all other relevant materials necessary to allow BOH to perform its services under this Agreement.

Article 5. Expenses.

BOH shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to Investment Company, including the compensation of BOH employees who may serve as trustees or officers of Investment Company. Investment Company shall be responsible for all other expenses incurred by BOH on behalf of Investment Company, including without limitation postage and courier expenses, printing expenses, travel and hotel expenses, expenses incurred in connection with events and in-person venues, as referenced at item (h) on Schedule A, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not BOH’s employees, trade association dues, and other expenses properly payable by the Fund and/or the classes.

Article 6. Compensation.

Investment Company hereby agrees to pay and BOH hereby agrees to accept as full compensation for the Administrative Services rendered hereunder an administrative fee equal to the annual rate of 0.10% of the average daily net asset value of the Fund.

The compensation and out of pocket expenses payable by the Fund shall be accrued daily by the Fund and paid to BOH no less frequently than monthly, and shall be paid daily upon request of BOH. BOH will maintain detailed information about the compensation and out of pocket expenses payable by the Fund.

BOH may in its sole discretion waive receipt of all or a part of the foregoing administrative fee from time to time,

Article 7. Assignment.

Except as provided herein, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party, except that BOH may, upon prior written notice but without further consent on the part of Investment Company, subcontract for the performance of such services with any subsidiary of BOH, but BOH will remain fully responsible to Investment Company for the acts and omissions of such affiliated subsidiary. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 8. Representations, Warranties and Undertakings.

(a)	Representations and Warranties of BOH. BOH represents and warrants to the Fund that;

(i)	it is a corporation duly organized and existing and in good standing under the laws of the State of Hawaii,

(ii)	it is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification,

(iii)	it is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement:

(iv)	all requisite proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement, and

(v)	it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(b)	Representations and Warranties of Investment Company. Investment Company represents and warrants to BOH that:

(i)	It is a statutory trust duly organized and existing and in good standing under the laws of its state of organization,

(ii)	It is empowered under applicable laws and by its organizational documents, including its Trust Instrument and By-laws (“Organizational Documents”) to enter into and perform its obligations under this Agreement;

(iii)	All corporate proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform its obligations under this Agreement;

(iv)	It is an open-end investment company registered under the 1940 Act, and

(v)	A registration statement under the Securities Act of 1933 will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale; and

(c)	Undertakings of Investment Company Investment Company shall direct its officers to provide such documents (including but not limited to documents related to Investment Company’s registration statement) which BOH may, may in its discretion, deem necessary or appropriate in the proper performance of its duties under this Agreement.

Article 9. Indemnification.

(a) BOH shall not be liable for any error of judgment or mistake of law or for any loss suffered by Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on BOH’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b) At any time BOH may apply to any officer of Investment Company or Fund for instructions, and may consult with legal counsel experienced in the 1940 Act (who may be counsel for Investment Company) with respect to any matter arising in connection with the services to be performed by BOH under this Agreement, and BOH shall not be liable for any action reasonably taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel, provided such action is not in violation of applicable federal or state laws or regulations.

(c) Any person, even if also an officer, director, trustee, partner, employee or agent of BOH, who may be or become an officer, trustee, partner, employee or agent of Investment Company, shall be deemed, when rendering services to Investment Company or acting on any business of lnvestment Company (other than services or business in connection with the duties of BOH hereunder) to be rendering such services to or acting solely for Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of BOH even though paid by BOH.

(d) If at any time an entity other than BOH or its subsidiaries performs administrative services to the Fund, including without limitation those services listed herein or services similar to those listed herein, BOH and such other entity shall in no event be liable for the acts or omissions of the other.

(e) Subject to the limitations on liability and responsibility set forth in the Agreement, the Investment Company shall indemnify and hold harmless BOH and any subsidiary that provides services hereunder from and against all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BOH or any of its subsidiaries by reason of as a result of any action or omission not arising out of BOH’s or such subsidiary’s willful misfeasance, bad faith or gross negligence on BOH’s or the subsidiary’s part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

(f) In all cases, BOH shall not be protected by this Article 9 from liability for any act or omission resulting from BOH’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. In addition, BOH shall not be protected from liability for any act or omission resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of BOH’s affiliates, agents or employees, or a subsidiary controlled by BOH.

(g) BOH shall indemnify and hold harmless Investment Company from and against all costs, expenses, damages, liabilities and claims (including claims asserted by BOH), and reasonable attorneys’ fees relating thereto, which are sustained or incurred or which may be asserted against the Investment Company to the extent arising out of BOH’s willful misfeasance, bad faith or gross negligence, or from reckless disregard by BOH of Its obligations and duties under this Agreement This indemnity shall be a continuing obligation of BOH, its successors and assigns, notwithstanding the termination of this Agreement.

Article 10. Term and Termination of Agreement.

This Agreement shall be effective from the date signed above and shall continue through August 31, 2025 (“Initial Term”). Thereafter, the Agreement will continue for consecutive 12-month terms (each a “Renewal Term”) unless one party receives written notice of termination from the other party no less than 60 days prior to the expiration of the Initial Term or a Renewal Term The termination date for all original or after-added funds that are, or become. a party to this Agreement shall be coterminous.

Should Investment Company exercise its rights to terminate, all reasonable out-of-pocket expenses associated with the movement of records and materials will be borne by Investment Company. The provisions of Article 9 shall survive the termination of this Agreement.

Article 11. Amendment.

This Agreement may be amended or modified only by a written agreement executed by both parties.

Article 12. Interpretive and Additional Provisions.

In connection with the operation of this Agreement, BOH and Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Organizational Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 13. Governing Law.

This Agreement shall be construed and the provisions hereof interpreted under and m accordance with the laws of the Commonwealth of Massachusetts.

Article 14. Notices.

Except as otherwise specifically provided herein, notices and other writings delivered or mailed postage prepaid to Investment Company, 111 S King St cc770, Honolulu, HI 96813, Attention: President, or to BOH at Financial Plaza of the Pacific, 130 Merchant Street, Honolulu, HI, 96813, Attention: Executive Director Wealth Management or to such other address as Investment Company or BOH may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 15. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 16. Successor Agent.

If Investment Company shall appoint a successor agent for Investment Company, BOH shall upon termination of this Agreement deliver to such successor agent al the office of BOH all properties of Investment Company held by BOH hereunder. If no such successor agent shall be appointed, BOH shall deliver such properties to Investment Company.

Article 17. Force Majeure.

So long as BOH acts without willful misfeasance, bad faith or gross negligence, or in reckless disregard of its obligations hereunder, BOH shall have no hab1lity for cessation of services hereunder or any damages resulting there from to Investment Company as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action. communication disruption or other impossibility of performance.

Article 18. Severability.

In the event any provision oflh.is Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

Article 19. Disclaimer of Shareholder Liability.

BOH acknowledges that the obligations of the Investment Company under this Agreement are not binding upon any shareholder of the Investment Company personally, but bind only the Investment Company’s property.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

HAWAIIAN TAX-FREE Trust

By:	/s/ Joel L. Weiss
Joel L. Weiss
President

BANK OF HAWAII

By:	/s/ Marco Abbruzzese
Marco Abbruzzese
Vice Chair and Senior Executive Director,
Wealth Management

Schedule A to the Administrative Services
Agreement with Bank of Hawaii

Administrative Services

General Services

a.	Oversee all relationships between the Fund and its transfer agent, custodian, legal counsel, auditors, fund accounting agent and principal underwriter, including, with the coordination of Fund counsel as appropriate, the selection, negotiation of agreements, and review of services.

b.	Perform periodic reviews of the operational platform and vendors, with the co-ordination of the Fund’s Chief Compliance Officer (“CCO”) and administrator, to optimize shareholder servicing and Fund expenses for shareholders.

c.	Provide the Fund’s headquarters, office space, personnel resources, facilities, and equipment necessary to provide the Fund with the services enumerated in this Schedule A.

d.	Respond to any inquiries or other communications of shareholders and broker-dealers. If, however, any such inquiry or communication would more properly be responded to by the Trust’s shareholder servicing and transfer agent or distributor, BOH will assist as necessary in the preparation of a response by such service provider.

e.	Review, working with the Fund’s counsel and officers, prospectuses, statements of additional information, registration statements, proxy statements, and annual and semi-annual reports to shareholders.

f.	Maintain a website for the Fund that includes fund literature, including summary and statutory prospectus, statement of additional information, shareholder reports, quarterly portfolio schedule, proxy voting policies and procedures, proxy voting record, and other information required to be available on the Fund’s website pursuant to Rule 498 under the Securities Act of 1933, Form N- 1A and other applicable law.

Officers, Trustees and Agents

g.	Recommend the Officers, Interested Trustees, and Agents of the Fund, including:

a.	President

b.	Chief Compliance Officer

c.	Chief Financial Officer/ Treasurer

d.	Secretary

e.	Interested Trustees

Board-Related Support

h.	Plan, coordinate, and negotiate agreements and arrangements for all events encompassing all in-person venues (hotel block for meeting attendees, food & beverage arrangements, meeting room layout and other requirements such as Audio Visual).

i.	Plan and coordinate logistics for virtual board and shareholder meetings.

j.	Assist, as necessary, the administrator in the preparation of, and distribution of all related materials, including notices, agendas, minutes, reports, and information such as surveys, statistical analysis or other materials relevant to the Fund’s business as the Board may request from time to time.

Fund Accounting Services

k.	Oversee, monitor and report payments made to intermediaries, including sub-transfer agents, paid per any applicable trust policy.

Compliance Related Services

l.	Support the CCO in monitoring, reviewing, and resolving issues with the Fund’s compliance with its current registration statement, the 1940 Act, the Internal Revenue Code and other applicable laws and regulations.